Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of GoDaddy Inc. for the registration for resale of an aggregate of 270,508 shares of its Class A common stock and to the incorporation by reference therein of our reports dated February 29, 2024, with respect to the consolidated financial statements of GoDaddy Inc., and the effectiveness of internal control over financial reporting of GoDaddy Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
February 29, 2024